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Exhibit 2

VOTING AGREEMENT

        This VOTING AGREEMENT (the "Voting Agreement"), is made as of January 10, 2002, by and among SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("Parent"), and the stockholders of INFODATA SYSTEMS, INC., a Virginia corporation ("Company") listed on Schedule I hereto (each a "Stockholder" and collectively, the "Stockholders").

W I T N E S S E T H:

        WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner of the number of shares of common stock, par value $.03 per share of the Company ("Company Common Stock") set forth next to such Stockholder's name on Schedule I hereto; and

        WHEREAS, Parent, Info Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger ("Merger Agreement"), pursuant to which the parties thereto will agree, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder is willing to agree, to enter into this Voting Agreement on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

ARTICLE I
CERTAIN COVENANTS

        Section 1.01    Agreement to Vote.    During the period from the date hereof through the Expiration Date, each Stockholder hereby agrees as follows:

          (a)  at any meeting of shareholders of the Company for the approval of the Merger Agreement and the Merger, however called, and at every adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock, or in any other circumstances in which any Stockholder is entitled to vote, consent or give any other approval with respect to the Merger Agreement or the Merger, such Stockholder shall vote (or cause to be voted), to the extent they are voting shares, all of such Stockholder's Subject Shares, in the manner directed by Parent in its sole discretion, with respect to the adoption and approval of the Merger Agreement or the Merger and the approval of the terms thereof and each of the other actions contemplated by this Voting Agreement or the Merger Agreement and any amendments hereto or thereto; and

          (b)  at any meeting of shareholders of the Company, however, called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock, or in any other circumstances in which any Stockholder is entitled to vote, consent or give any other approval in its capacity as a shareholder, such Stockholder shall vote (or cause to be voted), to the extent they are voting shares, all of such Stockholder's Subject Shares against the following actions:

  (i)
  any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders hereunder; and

  (ii)
  any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger.

        Section 1.02    Irrevocable Proxy.    Each Stockholder hereby grants to, and appoints, Parent, the Secretary of Parent, any Assistant Secretary of Parent and the Chief Financial Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, each of them individually, the Stockholder's irrevocable proxy (with full power of substitution) to vote the Stockholder's Subject Shares in favor of the Merger and the transactions contemplated by the Merger Agreement at any meeting of stockholders of the Company or any adjournment thereof. Each Stockholder agrees that such proxy is irrevocable until this Voting Agreement is terminated in accordance the terms hereof and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares. Each Stockholder shall furnish to Parent for no additional consideration all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the Merger Agreement and this Voting Agreement.

        Section 1.03    Restriction on Transfer, Proxies and Non-Interference.    Except as otherwise contemplated by the Merger Agreement or this Voting Agreement, from and after the date of this Voting Agreement and ending on the Expiration Date, the Stockholder shall not (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (each, a "Transfer") any or all of the Subject Shares, or any interest therein, (B) grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above, or (D) take any action that would reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Voting Agreement.

        Section 1.04    Out-of-the-Money Options.    Each Stockholder acknowledges and consents to the termination and cancellation, as of the Effective Time of the Merger, of all "Out of the Money Options" (as defined in the Merger Agreement) held by such Stockholder.

        Section 1.05    In-the-Money Options.    Each Stockholder agrees, as of the Effective Time of the Merger, to exercise or otherwise terminate any and all "In the Money Options" (as defined in the Merger Agreement) held by such Stockholder.

        Section 1.06    Waiver of Dissenter's Rights.    Each Stockholder agrees to, and hereby does, waive any dissenter's or appraisal rights that may be available under the VSCA.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

        Each Stockholder hereby represents, warrants and covenants to Parent as follows with respect to such Stockholder:

        Section 2.01    Ownership.    As of the date of this Voting Agreement, (i) each Stockholder is the Beneficial Owner of the number of issued and outstanding shares of Company Common Stock set forth next to such Stockholder's name on Schedule I hereto, and (ii) the shares of Company Common Stock set forth next to such Stockholder's name on Schedule I hereto constitute all of the issued and outstanding shares of Company Common Stock owned of record or Beneficially Owned by the Stockholder. Each Stockholder has the sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the shares of Company Common Stock set forth next to such Stockholder's name on Schedule I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Voting Agreement.

        Section 2.02    Authority; Binding Agreement.    Each Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Voting Agreement. No authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by the Stockholder of the transactions contemplated by this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)).

          (b)  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is an individual and married and the Stockholder's Subject Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)).

          (c)  The execution and delivery of this Voting Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby will not result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party, except for any such breaches or defaults which would not materially impair the ability of such Stockholder to consummate the transactions contemplated hereby.

        Section 2.03    No Encumbrances.    Except as otherwise contemplated by the Merger Agreement or this Voting Agreement, at all times during the term hereof, all of the Subject Shares will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, or by a family member of the Stockholder free and clear of all Liens.

        Section 2.04    Litigation.    There is no action pending, or to the Knowledge of the Stockholder, threatened against or affecting the Stockholder, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against the Stockholder which would prevent the carrying out of this Voting Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated hereby or thereby or cause such transactions to be rescinded.

        Section 2.05    Documents Received.    The Stockholder acknowledges receipt of a copy of the Merger Agreement, including all schedules and exhibits thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents, warrants and covenants to the Stockholders as follows:

        Section 3.01.    Organization, Standing and Corporate Power.    Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to own its properties and carry on its business as presently conducted. Parent has the corporate power and authority to enter into and perform all of its obligations under this

Voting Agreement and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by Parent and (assuming this Voting Agreement is duly and validly executed and delivered by the other signatories hereto) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered a proceeding in equity or at law)).

        Section 3.02.    No Conflicts.    No filing with, and no permit, authorization, consent or approval of, any Person is necessary for the execution of this Voting Agreement by Parent.

ARTICLE IV
MISCELLANEOUS

        Section 4.01.    Survival of Representations, Warranties and Agreements.    All representations, warranties, covenants and agreements made by each Stockholder herein shall survive the Expiration Date.

        Section 4.02    Indemnification.    Each Stockholder, jointly and severally, shall hold harmless and indemnify Parent or any Parent subsidiary from and against, and shall compensate and reimburse Parent and any Parent subsidiary for, any loss, damage, claim, liability, fee (including reasonable attorney's fees), demand, cost or expense (regardless of whether such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any Parent subsidiary, or to which Parent or any Parent subsidiary becomes subject, and that arises directly or indirectly from, or related directly or indirectly to any inaccuracy in or breach of any representation, warranty, covenant or obligation of such Stockholder contained in this Voting Agreement.

        Section 4.03    Definitions.    Capitalized terms not expressly defined in this Voting Agreement shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Voting Agreement:

          "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having voting power with respect to such securities (as determined pursuant to Rule 13d-3(a)(1) under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. A "Beneficial Owner" is a Person possessing Beneficial Ownership.

          "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to Article VII thereof, or (ii) the date upon which the Merger becomes effective in accordance with the terms and provisions of the Merger Agreement.

          "Subject Shares" shall mean, with respect to each Stockholder, the shares of Company Common Stock set forth next to such Stockholder's name on Schedule I hereto (the "Existing Shares"), together with any shares of Company Common Stock acquired by the Stockholder after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise.

        Section 4.04.    Entire Agreement.    This Voting Agreement and the other agreements contemplated hereby, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        Section 4.05.    Amendments.    This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

        Section 4.06.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. Except for Parent whose address is set forth below, all communications hereunder shall be delivered to the respective parties at the addresses set forth on Schedule I hereof.

        If to Parent:

Science Applications International Corporation 1200 Prospect Street, MS L3-B La Jolla, CA 92037 Attn: Kevin E. Murphy Fax: 858-826-4121
with copies to:
Science Applications International Corporation 10260 Campus Point Drive, MS F-3 San Diego, CA 92121 Attn: Cindy S. Pittman, Esq. Fax: 858-826-4037
and
Fried, Frank, Harris, Shriver & Jacobson 1001 Pennsylvania Avenue, NW Washington, D.C. 20004 Attn: Andrew P. Varney, Esq. Fax: 202-639-7003

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        Section 4.07.    Severability.    Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 4.08.    Specific Performance.    Each of the parties hereto recognizes and acknowledges that a breach by any party of any covenants or agreements contained in this Voting Agreement will cause the other party to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the other party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        Section 4.09.    No Waiver.    The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        Section 4.10.    No Third Party Beneficiaries.    This Voting Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of a Stockholder's death, the benefits and obligations of such Stockholder hereunder shall inure to his successors and heirs.

        Section 4.11.    Governing Law.    THIS VOTING AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY COURT LOCATED IN FAIRFAX COUNTY, VIRGINIA IN THE EVENT ANY DISPUTE ARISES OUT OF THIS VOTING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS VOTING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT OF THE EASTERN DISTRICT OF VIRGINIA OR ANY STATE COURT SITTING IN FAIRFAX COUNTY, VIRGINIA.

        Section 4.12.    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

        Section 4.13.    Counterparts.    This Voting Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

        Section 4.14.    Assignment.    Neither this Voting Agreement nor any of the rights, interests, or obligations under this Voting Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholders without the prior written consent of Parent. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the first and second sentences of this Section 4.14, this Voting Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 4.15    Expenses.    Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

        Section 4.16.    Termination.    This Voting Agreement shall terminate without any further action on the part of any party hereto on the Expiration Date.

        Section 4.17.    Further Assurances.    From time to time, at Parent's request and without further consideration, the Stockholder shall execute and deliver such additional documents as may be reasonably necessary or desirable to consummate and make effective, the transactions contemplated by this Voting Agreement.

        Section 4.18.    Stockholder Capacity.    No Stockholder makes any agreement or understanding herein in the capacity of a director or officer of the Company. Each Stockholder executes this Voting Agreement solely in such Stockholder's capacity as a Beneficial Owner of the Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder or any designee of such Stockholder in such Stockholder's capacity, if any, as a director or officer of the Company or any of its subsidiaries; provided, however, that no such duty as a director or officer of the Company shall excuse any Stockholder from its obligations as a Stockholder to vote the Subject Shares, to the extent that they may be so voted, or otherwise perform any obligation as herein provided and to otherwise comply with the terms and conditions of this Voting Agreement.

        [Signature Page Follows]

VOTING AGREEMENT SIGNATURE PAGE

        IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by the individuals listed on Schedule I hereto and a duly authorized officer of Parent, on the day and year first written above.

PARENT
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
By:	Name: Title:

SIGNATURE PAGE TO VOTING AGREEMENT
FOR INDIVIDUAL STOCKHOLDERS

STOCKHOLDER
/s/

SCHEDULE I

NAME AND ADDRESS	EXISTING SHARES
Richard T. Bueschel	73,717
Curtis D. Carlson	4,999
Alan S. Fisher, trustee for The Fisher Trust u/d/t 10/21/99	429,075
Laurence C. Glazer	78,901
Christine Hughes	5,500
Harry Kaplowitz	45,832
Robert M. Leopold	76,325
Isaac M. Pollak	146,977
Millard H. Pryor, Jr.	43,493

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  Exhibit 2
VOTING AGREEMENT
W I T N E S S E T H
ARTICLE I CERTAIN COVENANTS
ARTICLE II REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE IV MISCELLANEOUS
VOTING AGREEMENT SIGNATURE PAGE
SIGNATURE PAGE TO VOTING AGREEMENT FOR INDIVIDUAL STOCKHOLDERS
SCHEDULE I